UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 19, 2016

PRA Group, Inc.
__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 19, 2016, PRA Group Europe Holding S.à r.l., a Luxembourg subsidiary of PRA Group, Inc. and its Swiss Branch, SHCO 54 S.à r.l Luxemburg, Zug Branch, (together the “Borrowers”) along with certain of their affiliates as Guarantors, and the lenders party thereto entered into a Second Amendment (the “Second Amendment”) to the Borrowers’ Multicurrency Revolving Credit Facility dated as of October 23, 2014 (the “Credit Facility”). Among other things, the Second Amendment provided for, (i) the extension of the final repayment date to February 19, 2021, (ii) an increase to the total commitments from $750 million to $900 million, subject to certain requirements, (iii) the ability to obtain shareholder loans of up to 10% of the Total Commitment (as defined in the Multicurrency Revolving Credit Agreement) under certain circumstances, and (iv) an ERC ratio (as defined in Multicurrency Revolving Credit Agreement) ranging from 32.2% to 38.7% depending on the mix of portfolios owned, subject to the payment of additional associated fees.
A copy of the Second Amendment is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The foregoing description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment.

Item 9.01 Financial Statements and Exhibits.
(c)    Exhibits

Exhibit No.    Description

10.1
Second Amendment Agreement, dated as of  February 19, 2016, by and among PRA Group Europe Holding S.à r.l., and SHCO 54 S.à r.l. Luxemburg, Zug Branch, Borrowers, the affiliate Guarantors, DNB, Nordea Bank Norge ASA and Swedbank AB (publ) as Lenders and DNB Bank ASA, as Bookrunner, Facility Agent and Security Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

February 25, 2016	By:	/s/ Kevin P. Stevenson

Name: Kevin P. Stevenson
Title: President, Chief Administrative Officer, and Interim Chief Financial Officer